Exhibit 99.1

LONG TERM INCENTIVE PLAN

Effective as of May 20, 2020

PROFOUND MEDICAL CORP.

LONG TERM INCENTIVE PLAN

The purpose of this Plan is to advance the interests of the Company by: (i) providing Eligible Persons with additional incentives; (ii) rewarding performance by Participants; (iii) increasing the proprietary interest of Participants in the success of the Company; (iv) encouraging Participants to remain with the Company or its Affiliates; and (v) attracting new directors, employees, officers and Consultants to the Company or its Affiliates.

Article 1
INTERPRETATION; ADMINISTRATION

1.1	Definitions

For the purposes of this Plan, the following terms shall have the following meanings:

(a)	“Affiliate” has the meaning ascribed to that term under National Instrument 45-106 – Prospectus and Registration Exemptions, as amended from time to time;

(b)	“Annual Board Retainer” means the annual retainer paid by the Company to a director in a Fiscal Year for service on the Board, together with Board committee fees, attendance fees and additional fees and retainers to committee chairs;

(c)	“Applicable Withholding Taxes” has the meaning ascribed thereto in Section 3.4;

(d)	“Associate” has the meaning ascribed thereto in the Securities Act (Ontario);

(e)	“Award Date” means the date(s) during the Fiscal Year on which the Annual Board Retainer is awarded;

(f)	“Board” means the Board of Directors of the Company or, as applicable, such committee of the Board to which the Board may choose to delegate authority to administer the Plan;

(g)	“Business Day” means any day other than a Saturday, Sunday or statutory or civic holiday in the City of Toronto, Ontario, Canada;

(h)	“Cash Equivalent” means (a) if the Participant regularly receives salary, wages or Annual Board Retainer in the currency in which the Market Value is determined, the Market Value multiplied by the number of vested Units in the Participant’s notional account, net of any Applicable Withholding Taxes, on the Settlement Date or DSU Termination Date, as applicable, or (b) the Market Value converted into the currency in which the Participant regularly receives wages, salary or Annual Board Retainer, multiplied by the number of vested Units in the Participant’s notional account, net of any Applicable Withholding Taxes, on the Settlement Date or DSU Termination Date, as applicable. For greater certainty, the conversion of the Market Value into the applicable currency will be based on the exchange rate provided by the Bank of Canada on the Settlement Date;

(i)	“Change of Control Event” means:

(i)	a reorganization, amalgamation, merger or other business combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving the Company and any one or more of its Affiliates, with respect to which all or substantially all of the persons who were the beneficial owners of the Shares and other securities of the Company immediately prior to such reorganization, amalgamation, merger, business combination or plan of arrangement do not, following the completion of such reorganization, amalgamation, merger, business combination or plan of arrangement, beneficially own, directly or indirectly, more than fifty percent (50%) of the resulting voting shares (on a fully-diluted basis) of the Company or its successor;

(ii)	the sale to a person other than an Affiliate of the Company of all or substantially all of the Company’s assets; or

(iii)	a change in the composition of the Board, which occurs at a single meeting of the shareholders of the Company or upon the execution of a shareholders’ resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change;

(j)	“Code” has the meaning ascribed thereto in Addendum A to the Plan.

(k)	“Company” means Profound Medical Corp. or any successor thereof;

(l)	“Consultant” means a person or company, other than an employee, senior officer or director of the Company, that: (i) is engaged to provide services to the Company or an Affiliate, other than services provided in relation to a distribution, (ii) provides the services under a written contract with the Company or an Affiliate, and (iii) spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate;

(m)	“Date of Grant” means the date on which a particular Unit is granted by the Board as evidenced by the Grant Agreement pursuant to which the applicable Unit was granted;

(n)	“Deferred Share Unit” or “DSU” means a unit designated as a Deferred Share Unit representing the right to receive one Share or the Cash Equivalent in accordance with the terms set forth in the Plan;

(o)	“Disability” means the inability of a Participant to perform the duties associated with his or her position for 270 consecutive days as a result of his or her incapacity due to physical or mental illness;

(p)	“DSU Participant” means a director of the Company (who for greater certainty may not also be an employee) who has been designated by the Company for participation in the Plan and who has agreed to participate in the Plan and to whom Deferred Share Units have or will be granted thereunder;

(q)	“DSU Payment Date” means, with respect to a Deferred Share Unit granted to a DSU Participant, no later than December 31 of the Fiscal Year following the Fiscal Year in which the DSU Termination Date occurred;

(r)	“DSU Settlement Notice” means a notice, in the form contained in Schedule “F” attached hereto, by a DSU Participant to the Company electing the desired form of Settlement of Deferred Share Units;

(s)	“DSU Termination Date” of a DSU Participant means the day that the DSU Participant ceases to hold all positions with the Company or a Related Entity as a result of the DSU Participant’s death or retirement or resignation from, or loss of, an office or employment for purposes of paragraph 6801(d) of the regulations under the ITA;

(t)	“Effective Date” has the meaning ascribed thereto in Section 2.1(1);

(u)	“Elected Amount” has the meaning ascribed thereto in Section 6.3(1);

(v)	“Election Notice” has the meaning ascribed thereto in Section 6.3(1);

(w)	“Eligible Person” means any director, officer, employee or Consultant of the Company or any of its Affiliates and any such person’s personal holding company, as designated by the Board in a resolution;

(x)	“Expire” means, with respect to a Unit, the termination of such Unit, on the occurrence of which such Unit is void, incapable of settlement, and of no value whatsoever; and “Expires” and “Expired” have similar meanings;

(y)	“Fiscal Year” means the fiscal year of the Company, which as of the Effective Date is the annual period commencing January 1 and ending the following December 31;

(z)	“Grant Agreement” means an agreement between the Company and a Participant under which a Unit is granted, substantially in the form attached hereto as Schedule “A” in reference to RSUs, and Schedule “D” in reference to DSUs, as each may be amended from time to time;

(aa)	“Insider” has the meaning ascribed to that term under the Securities Act (Ontario), as amended from time to time, and shall include Associates and Affiliates of the Insider, and shall include only those Insiders who are “reporting insiders” as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions;

(bb)	“ITA” means the Income Tax Act (Canada), and the regulations thereunder;

(cc)	“Market Value” means the volume-weighted average price of the Common Shares on the stock exchange where the majority of trading volume and value of the Common Shares occurs, for the five trading days immediately preceding the relevant date on which the Market Price is to be determined. If the Common Shares are not listed for trading on a stock exchange, the Market Price shall be the fair market value of the Common Shares as determined by the board of directors of the Company;

(dd)	“Participant” means a RSU Participant or a DSU Participant, as applicable;

(ee)	“Performance Criteria” shall mean criteria, if any, established by the Board which, without limitation, may include criteria based on the financial performance of the Company and/or an Affiliate;

(ff)	“Plan” means this Long Term Incentive Plan, as amended from time to time;

(gg)	“Related Entity” means a corporation related to the Company within the meaning of the ITA;

(hh)	“Restricted Share Unit” or “RSU” means a unit granted or credited to a RSU Participant’s notional account pursuant to the terms of this Plan that, subject to the provisions hereof, entitles a RSU Participant to receive one Share or the Cash Equivalent in accordance with the terms set forth in the Plan;

(ii)	“RSU Participant” means an Eligible Person who has been designated by the Company for participation in the Plan and who has agreed to participate in the Plan and to whom a Restricted Share Unit has been granted or will be granted thereunder;

(jj)	“RSU Settlement Notice” means a notice, in the form contained in Schedule “B” attached hereto, by a RSU Participant to the Company electing to settle vested Restricted Share Units;

(kk)	“RSU Termination Date” means the date on which a RSU Participant ceases to be an Eligible Person as a result of a termination of employment with the Company or an Affiliate for any reason, including death, retirement, Disability or resignation. For the purposes of the Plan, a RSU Participant’s employment with the Company or an Affiliate shall be considered to have terminated effective on the last day of the RSU Participant’s actual and active employment with the Company or Affiliate, whether such day is selected by agreement with the individual, or unilaterally by the RSU Participant or the Company or Affiliate, and whether with or without advance notice to the RSU Participant. For the avoidance of doubt, no period of notice or pay in lieu of notice that is given or that ought to have been given under applicable law in respect of such termination of employment that follows or is in respect of a period after the RSU Participant’s last day of actual and active employment shall be considered as extending the RSU Participant’s period of employment for the purposes of determining his or her entitlement under the Plan;

(ll)	“RSU Vesting Date” means the date or dates determined in accordance with the terms of the Grant Agreement entered into in respect of such Restricted Share Units (as described in Section 4.4), on and after which a particular Restricted Share Unit may be settled, subject to amendment or acceleration from time to time in accordance with the terms hereof;

(mm)	“Separation From Service” has the meaning ascribed thereto in Addendum A to the Plan.

(nn)	“Settlement Date” has the meaning ascribed thereto in Section 5.1(1);

(oo)	“Share” means a common share in the capital of the Company, and includes any shares of the Company into which such common shares may be converted, reclassified, re-designated, subdivided, consolidated, exchanged or otherwise changed;

(pp)	“Shareholders” means holders of Shares;

(qq)	“Stock Option Plan” has the meaning ascribed thereto in Section 3.10(1)(a);

(rr)	“Substitution Event” means (i) a Change of Control, or (ii) a merger, amalgamation, arrangement, business combination or other transaction pursuant to which the Shares of the Company are converted into, or exchanged for, other property, whether in the form of securities of another entity, cash or otherwise;

(ss)	“Termination Notice” has the meaning ascribed thereto in Section 6.4(1);

(tt)	“TSX” means the Toronto Stock Exchange;

(uu)	“Units” means DSUs and RSUs, as applicable; and

(vv)	“US Participant” has the meaning ascribed thereto in Addendum A to the Plan.

Article 2
CONSTRUCTION AND INTERPRETATION

2.1	Effective Date.

(1)	This Plan was initially adopted by the Board on April 16, 2020 (the “Effective Date”), subject to the acceptance and approval of the Plan by the TSX and the Shareholders. Any Units granted to Participants prior to the Plan being accepted and approved by Shareholders shall be subject to such approval and acceptance being given and no such Units may be settled unless and until such approval and acceptance are given.

(2)	Should any changes to this Plan be required by any securities commission or other governmental body of any jurisdiction of Canada to which this Plan has been submitted or by any stock exchange on which the Shares may from time to time be listed, such changes will be made to this Plan as are necessary to conform with such requests and, if such changes are approved by the Board, this Plan, as amended, will remain in full force and effect in its amended form as of and from that date.

2.2	Currency.

All references in the Plan to currency refer to lawful currency of Canada.

2.3	Applicable Laws.

The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

2.4	Validity.

If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.5	References.

In the Plan, references to the masculine include the feminine; reference to the singular shall include the plural and vice versa, as the context shall require.

2.6	Headings.

Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained.

Article 3
GENERAL PROVISIONS

3.1	Administration.

(1)	The Board shall administer this Plan; however, notwithstanding the foregoing or any other provision contained herein, the Board shall have the right to delegate the administration and operation of this Plan, in whole or in part, to a committee of the Board and/or to any member thereof. For greater certainty, any such delegation by the Board may be revoked at any time at the Board’s sole discretion. In the event of any such delegation by the Board, references made to the Board herein, shall, as applicable, include a committee of the Board and/or any member thereof. Nothing contained herein shall prevent the Board from adopting other or additional Share compensation arrangements or other compensation arrangements.

(2)	Subject to the terms and conditions set forth herein, the Board has the authority: (i) to grant Restricted Share Units to RSU Participants; (ii) to grant Deferred Share Units to DSU Participants; (iii) to determine the terms, including the limitations, restrictions, vesting period and conditions (including any Performance Criteria), if any, of such grants; (iv) to interpret this Plan and all agreements entered into hereunder; (v) to adopt, amend and rescind such administrative guidelines and other rules relating to this Plan as it may from time to time deem advisable; and (vi) to make all other determinations and to take all other actions in connection with the implementation and administration of this Plan as it may deem necessary or advisable. The Board’s guidelines, rules, interpretations, and determinations shall be conclusive and binding upon the Company, its Affiliates, and all Participants and their heirs, executors, legal personal representatives and beneficiaries.

(3)	No member of the Board or any person acting pursuant to authority delegated by it hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith, and each member of the Board and each such person shall be entitled to indemnification by the Company with respect to any such action or determination.

(4)	The Board may adopt such rules or regulations and vary the terms of this Plan and any grant hereunder as it considers necessary to address tax or other requirements of any applicable non-Canadian jurisdiction.

(5)	The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Shares or any other securities in the capital of the Company other than as specifically provided for in the Plan.

(6)	Shares issued or delivered to RSU Participants pursuant to the settlement of Restricted Share Units or to DSU Participants pursuant to the settlement of Deferred Share Units shall be subject to restrictions on resale and transfer under applicable securities laws and the requirements of the TSX or other stock market on which any class of Shares are listed or quoted for trading, and any certificates representing such Shares shall bear, as required, a respective legend in respect thereof.

3.2	Rules and Regulations.

The Board is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan, and to make determinations and take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or action made or taken pursuant to the Plan, including interpretation of the Plan, shall be final and conclusive for all purposes and binding on all parties, absent manifest error.

3.3	Amendment and Termination.

(1)	The Board may amend or suspend any provision of the Plan or any Unit, or terminate this Plan, at any time without Shareholder approval, subject to those provisions of applicable law and the rules, regulations and policies of any stock exchange on which the Common Shares are listed, including the TSX, that require the approval of security holders or any governmental or regulatory body regardless of whether any such amendment or suspension is material, fundamental or otherwise, and notwithstanding any rule of common law or equity to the contrary. However, except as expressly set forth herein or as required pursuant to applicable law, no action of the Board or Shareholders may materially adversely alter or impair the rights of a Participant under any Unit previously granted to the Participant without the consent of the affected Participant. Without limiting the generality of the foregoing, the Board may make the following types of amendments to this Plan or any Units without seeking Shareholder approval:

(a)	amendments of a “housekeeping” or administrative nature, including any amendment for the purpose of curing any ambiguity, error or omission in this Plan or any Grant Agreement or to correct or supplement any provision of this Plan or any Grant Agreement that is inconsistent with any other provision of this Plan or any Grant Agreement;

(b)	amendments necessary to comply with the provisions of applicable law or the rules, regulations and policies of any stock exchange on which the Shares are listed;

(c)	amendments necessary for Units to qualify for favourable treatment under applicable tax laws;

(d)	amendments to the vesting provisions of this Plan or any Unit;

(e)	amendments to the termination or early termination provisions of this Plan or any Unit, whether or not such Unit is held by an Insider; and

(f)	amendments necessary to suspend or terminate this Plan.

(2)	Shareholder approval will be required for the following types of amendments:

(a)	any amendment to increase the maximum number of Common Shares issuable under this Plan, other than pursuant to Section 4.5 or Section 6.12;

(b)	any amendment to the amendment provisions;

(c)	any amendment which would allow for the transfer or assignment of Units under this Plan, other than for normal estate settlement purposes; and

(d)	amendments required to be approved by Shareholders under applicable law or the rules, regulations and policies of any stock exchange on which the Shares are listed, including the TSX.

(3)	If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force with respect to outstanding Units will continue in effect as long as any such Unit or any rights pursuant thereto remain outstanding and, notwithstanding the termination of the Plan, the Board will remain able to make such interpretations and amendments to the Plan or the Units as they would have been entitled to make if the Plan was still in effect.

(4)	No such amendment to the Plan shall cause the Plan in respect of Restricted Share Units to cease to be a plan described in paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the ITA or any successor to such provision.

(5)	No such amendment to the Plan shall cause the Plan in respect of Deferred Share Units to cease to be a plan described in regulation 6801(d) of the ITA or any successor to such provision.

3.4	Applicable Tax Withholdings and Deductions.

(1)	Notwithstanding any other provision contained herein, and together with Section 5.4 and Section 6.10, the Company or the relevant Affiliate, as applicable, shall be entitled to withhold from any amount payable to a Participant, either under this Plan or otherwise, such amounts as may be necessary so as to ensure that the Company or the relevant Affiliate is in compliance with the applicable provisions of the ITA or any other federal, provincial, state or local law relating to the withholding of tax or other required deductions relating to the settlement of such Units (the “Applicable Withholding Taxes”).

(2)	It is the responsibility of the Participant to complete and file any tax returns which may be required within the periods specified in applicable laws as a result of the Participant’s participation in the Plan. The Company shall not be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan and the Participant shall indemnify and save harmless the Company from and against any and all loss, liability, damage, penalty or expense (including legal expense), which may be asserted against the Company or which the Company may suffer or incur arising out of, resulting from, or relating in any manner whatsoever to any tax liability in connection therewith.

3.5	No Interest.

No interest or other amounts shall accrue to the Participant in respect of any amount payable by the Company to the Participant under this Plan or any Unit.

3.6	Costs.

The Company will be responsible for all costs relating to the administration of the Plan.

3.7	Participation in this Plan.

(1)	Nothing contained in the Plan nor in any Unit granted hereunder shall be deemed to give any Participant any interest or title in or to any Shares or any rights as a Shareholder or any other legal or equitable right against the Company, or any of its Affiliates whatsoever, including without limitation, the right to vote as a Shareholder and/or the right to participate in any new issue of Shares to existing holders of Shares, other than those rights relating to Shares that have been issued by the Company upon the settlement of a Unit pursuant to the terms of this Plan.

(2)	Units shall be credited to an unfunded notional bookkeeping account established and maintained by the Company in the name of each Participant. Notwithstanding any other provision of the Plan to the contrary, a Unit shall not be considered or construed as an actual investment in Shares. Participants shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or any Affiliate. No assets of the Company or any Affiliate shall be held in any way as collateral security for the fulfillment of the obligations of the Company or any Affiliate under this Plan. Any and all of the Company’s or any Affiliate’s assets shall be, and remain, the general unrestricted assets of the Company or Affiliate.

(3)	The Company’s or any of its Affiliate’s obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Company or such Affiliate to pay money in the future, and the rights of Participants shall be no greater than those of unsecured general creditors.

(4)	The Company makes no representation or warranty as to the future Market Value of the Shares or with respect to any income tax matters affecting the Participant resulting from the grant or settlement of a Unit or transactions in the Shares. With respect to any fluctuations in the Market Value of Shares, neither the Company, nor any of its directors, officers, employees, Shareholders or agents, shall be liable for anything done or omitted to be done by such person or any other person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares hereunder, or in any other manner related to the Plan. For greater certainty, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no additional Units will be granted to such Participant, to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

(5)	The Plan does not provide for any guarantee in respect of any loss or profit that may result from fluctuations in the Market Value of Shares.

3.8	Right to Issue Other Shares.

The Company shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, issuing further Shares, repurchasing Shares, or varying or amending its share capital or corporate structure.

3.9	Regulatory Approval.

The grant of Units and the issuance of Shares pursuant to this Plan are subject to compliance with all applicable laws, rules and regulations of all governmental and regulatory authorities and to the requirements of the TSX. The Participant agrees to: (i) comply with all such laws, rules regulations and requirements; (ii) to furnish to the Company any information, report and/or undertakings required to comply with all such laws, rules, regulations and requirements; (iii) to fully cooperate with the Company in complying with such laws, rules regulations and requirements; and (iv) to fully cooperate with the Company in complying with the provisions of the ITA and/or other tax laws, as applicable.

3.10	Grant of Units, Shares Reserved and Participation Limits.

(1)	Subject to the provisions of this Plan, the Board may grant Units to Participants upon the terms, conditions and limitations set forth herein, in any Grant Agreement, and such other terms, conditions and limitations permitted by and not inconsistent with this Plan as the Board may determine, provided that:

(a)	The maximum number of Shares which may be reserved for issuance under this Plan in respect of grants of Restricted Share Units to RSU Participants and grants of Deferred Share Units to DSU Participants and pursuant to any other security based compensation arrangement of the Company (including under the Company’s second amended and restated stock option plan, adopted as of July 13, 2018, as it may be further amended (the “Stock Option Plan”)) shall not exceed 13% of the issued and outstanding Shares from time to time on a non-diluted basis, provided that the number of Shares issuable pursuant to grants of Restricted Share Units shall not exceed 50% of the maximum number of Shares reserved for issuance under this Plan and any other security based compensation arrangement of the Company.

(b)	The number of Shares subject to any grants of Restricted Share Units or Deferred Share Units (or portions thereof) that: (i) have vested and been settled; or (ii) have Expired or been forfeited, surrendered, cancelled or otherwise terminated prior to the delivery of the Shares pursuant to a grant of Restricted Share Units or Deferred Share Units shall, in each case, automatically become available to be made and subject to new grants under this Plan. In addition, the number of Shares subject to grants of Restricted Share Units or Deferred Share Units (or portions thereof) that the Company settles in cash in lieu of settlement in Shares shall automatically become available to be made the subject of new grants under this Plan.

(c)	Unless the Company has received requisite Shareholder approval, under no circumstances shall this Plan, together with all of the Company’s previously established or proposed compensation or incentive plans or mechanisms involving the issuance or potential issuance of Shares, including the Stock Option Plan, result, at any time, in:

(i)	the aggregate number of Shares issuable to Insiders (as a group) at any point in time exceeding 10% of the Company’s issued and outstanding Shares;

(ii)	the issuance to Insiders (as a group), within a one-year period, of an aggregate number of Shares exceeding 10% of the Company’s issued and outstanding Shares; or

(iii)	the grant to any individual non-employee director of the Company of more than $150,000 worth of Units annually based on the grant date fair value of the Units, other than in respect of Units granted to non-employee directors in lieu of cash fees on a value for value basis.

For greater certainty, any reference herein to a “non-employee director” shall exclude any director who is also acting as, or was acting as during the time of any grant of securities, the President, Chief Executive Officer and/or Chief Financial Officer of the Company.

For greater certainty, any one-time initial equity grant upon a director who was not previously an Insider joining the Board are excluded from each of the limitations set forth in Section 3.10(1)(c)(ii) and Section 3.10(1)(c)(iii).

(2)	In the event that a Participant receives Shares from the Company in satisfaction of a grant of Restricted Share Units or Deferred Share Units during a Company-imposed black-out period, the Participant shall not be entitled to sell or otherwise dispose of such Shares until such black-out period has expired. In the event that a Participant’s Units are set to Expire during a black-out period, such expiry date shall be automatically extended for ten (10) Business Days after the expiry of the black-out period following the date the relevant black-out period is lifted, terminated or removed, in accordance with Sections 3.3(4) and 3.3(5).

Article 4
RESTRICTED SHARE UNITS

4.1	Grant of Restricted Share Units.

(1)	Subject to the provisions of this Plan, the Board may grant Restricted Share Units to any Eligible Person upon the terms, conditions and limitations set forth herein and such other terms, conditions and limitations permitted by and not inconsistent with this Plan as the Board may determine.

(2)	The grant of a Restricted Share Unit shall be evidenced by a Grant Agreement, signed on behalf of the Company.

(3)	The Company shall maintain a notional account for each RSU Participant, in which shall be recorded the number of vested and unvested Restricted Share Units granted or credited to such RSU Participant.

(4)	The grant of a Restricted Share Unit to a RSU Participant, or the settlement of a Restricted Share Unit, under the Plan shall neither entitle such RSU Participant to receive nor preclude such RSU Participant from receiving subsequently granted Restricted Share Units.

(5)	Each Grant Agreement shall describe the Performance Criteria, if any, established by the Board that must be achieved for Units to vest to the RSU Participant.

4.2	Equivalence.

One (1) Restricted Share Unit is equivalent to one (1) Share. Fractional Restricted Share Units are permitted under the Plan.

4.3	Calculation.

The number of Restricted Share Units (including fractional Restricted Share Units) granted at any particular time pursuant to this Plan will be calculated by dividing (i) the dollar amount of such grant by (ii) the Market Value of a Share on the Date of Grant.

4.4	Vesting.

Except as otherwise provided in a RSU Participant’s Grant Agreement or any other provision of this Plan, and subject to the Board’s ability to change the RSU Vesting Date of any Restricted Share Unit pursuant to Article 8 and Article 8:

(1)	1/3 of the Restricted Share Units granted pursuant to Section 4.1 shall vest on the first (1st) anniversary of the Date of Grant;

(2)	1/3 of the Restricted Share Units granted pursuant to Section 4.1 shall vest on the second (2nd) anniversary of the Date of Grant; and

(3)	1/3 of the Restricted Share Units granted pursuant to Section 4.1 shall vest on the third (3rd) anniversary of the Date of Grant.

4.5	Adjustments.

Subject to any required approval by the TSX or regulatory authority, in the case of any merger, amalgamation, arrangement, rights offering, subdivision, consolidation, or reclassification of the Shares or other relevant change in the capitalization of the Company, or stock dividend or distribution (excluding dividends or distributions which may be paid in cash or in Shares at the option of the Shareholder), or exchange of the Shares for other securities or property, the Company shall make appropriate adjustments in the Shares issuable or amounts payable, as the case may be, as determined as appropriate by the Board, to preclude a dilution or enlargement of the benefits hereunder, and any such adjustment (or non-adjustment) by the Company shall be conclusive, final and binding upon the RSU Participants. However, no amount will be paid to, or in respect of, the RSU Participants under the Plan or pursuant to any other arrangement, and no additional Restricted Share Units will be granted to such RSU Participant to compensation for a downward fluctuation in the Market Value of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a RSU Participant for such purpose.

Article 5
SETTLEMENT & EXPIRY

5.1	Settlement of Restricted Share Units.

(1)	Except as otherwise provided in a RSU Participant’s Grant Agreement or any other provision of this Plan:

(a)	All of the vested Restricted Share Units covered by a particular grant may be settled on the first Business Day following their RSU Vesting Date (the “Settlement Date”), but in no event later than December 31 of the third calendar year following the year in which the services giving rise to the award were rendered; and

(b)	Following the RSU Vesting Date in respect of an award of Restricted Share Units granted to a RSU Participant, a RSU Participant shall become entitled to deliver to the Company a RSU Settlement Notice in respect of any or all vested Units which it desires to settle. The RSU Participant will, when requested by the Company, execute and deliver all such documents relating to the settlement of the vested Restricted Share Units which the Company deems necessary or desirable.

(2)	Following the receipt by the Company of a RSU Settlement Notice, the Company shall elect to settle the Restricted Share Units through delivery of:

(a)	in the case of settlement for their Cash Equivalent, a cheque to the RSU Participant representing the Cash Equivalent;

(b)	in the case of settlement for Shares, a share certificate to the RSU Participant representing Shares issued from treasury; or

(c)	in the case of settlement for a combination of Shares and the Cash Equivalent, a combination of (a) and (b) above.

Subject to the foregoing, the decision as to mode of payment shall be made by the Board in its sole discretion, and a payment of the Cash Equivalent and/or Shares, as the case may be, to any one RSU Participant shall not create any obligation for the Board to make a similar payment to any other RSU Participant.

5.2	Determination of Amounts.

(1)	Cash Equivalent of Restricted Share Units. For purposes of determining the Cash Equivalent of Restricted Share Units to be made pursuant to Section 5.1(2)(a) or Section 5.1(2)(c), such calculation will be made on the Settlement Date based on the Market Value on the Settlement Date multiplied by the number of vested Restricted Share Units in the RSU Participant’s Restricted Share Unit notional account which are being settled on the Settlement Date, net of any Applicable Withholding Taxes.

(2)	Payment in Shares; Issuance of Shares from Treasury. For the purposes of determining the number of Shares from treasury to be issued and delivered to a RSU Participant upon settlement of Restricted Share Units pursuant to Section 5.1(2)(b) or Section 5.1(2)(c), such calculation will be made on the Settlement Date, or if the Settlement Date is not a Business Day, on the next such Business Day, based on the whole number of Shares equal to the whole number of vested Restricted Share Units then recorded in the RSU Participant’s Restricted Share Unit notional account that are being settled on the Settlement Date, net of any Applicable Withholding Taxes. Shares issued from treasury will be issued in consideration for the past services of the RSU Participant to the Company and the entitlement of the RSU Participant under this Plan shall be satisfied in full by such issuance of Shares. As set out in Section 5.3, the Company will, if applicable, also make a cash payment, net of any Applicable Withholding Taxes, to the RSU Participant with respect to the value of any fractional Restricted Share Units standing to the RSU Participant’s credit after the maximum number of whole Shares have been issued by the Company as described above.

5.3	Cash Payment.

If applicable, the Company shall also make a cash payment, net of any Applicable Withholding Taxes, to the RSU Participant with respect to the value of fractional Restricted Share Units standing to the RSU Participant’s credit after the maximum number of whole Shares have been issued by the Company, calculated by multiplying (i) the number of such fractional Restricted Share Units by (ii) the Market Value of such fractional Restricted Share Units on the Settlement Date.

5.4	Applicable Withholding Taxes.

(1)	For greater certainty, unless not required under the ITA or any other applicable law, no cash payment will be made nor will Shares be issued until:

(a)	An amount sufficient to cover the Applicable Withholding Taxes payable on the settlement of such Restricted Share Units has been received by the Company (or withheld by the Company from the Cash Equivalent and/or cash payment noted above if applicable); or

(b)	The RSU Participant undertakes to arrange for such number of Shares to be sold as is necessary to raise an amount equal to the Applicable Withholding Taxes, and to cause the proceeds from the sale of such Shares to be delivered to the Company.

5.5	Cancellation of Restricted Share Units.

Upon payment in full of the value of the Restricted Share Units, the Restricted Share Units shall be cancelled and no further payments shall be made from the Plan in relation to such Restricted Share Units.

5.6	Termination.

Except as the Board may otherwise determine or unless otherwise provided in the RSU Participant’s Grant Agreement and regardless of any adverse or potentially adverse tax or other consequences, if a RSU Participant ceases to be an Eligible Person for any reason, including, without limitation, as a result of his or her resignation, voluntary or involuntary termination, retirement, Disability, or death, any unvested Restricted Share Units held by such RSU Participant shall Expire on the RSU Termination Date.

Article 6
DEFERRED SHARE UNITS

6.1	Grant of Deferred Share Units.

(1)	Subject to the provisions of this Plan, the Board may grant Deferred Share Units to a DSU Participant upon the terms, conditions and limitations set forth herein and such other terms, conditions and limitations permitted by and not inconsistent with this Plan as the Board may determine.

(2)	The grant of a Deferred Share Unit shall be evidenced by a Grant Agreement, signed on behalf of the Company.

(3)	The Company shall maintain a notional account for each DSU Participant, in which shall be recorded the number of Deferred Share Units granted or credited to such Participant.

(4)	The grant of a Deferred Share Unit to a DSU Participant, or the settlement of a Deferred Share Unit, under the Plan shall neither entitle such DSU Participant to receive nor preclude such DSU Participant from receiving subsequently granted Deferred Share Units.

6.2	Equivalence.

One (1) Deferred Share Unit is equivalent to one (1) Share. Fractional Deferred Share Units are permitted under the Plan.

6.3	Election Notice; Elected Amount.

(1)	Subject to Board approval, a DSU Participant may elect by filing an election notice in the form of Schedule “C” attached hereto (the “Election Notice”), once each Fiscal Year, to be paid, subject to any minimum amount that may be required by the Board, up to one hundred percent (100%) of his or her Annual Board Retainer in the form of Deferred Share Units (the “Elected Amount”), with the balance of such Annual Board Retainer being paid in cash in accordance with the Company’s regular practices of paying such cash compensation. In the case of an existing DSU Participant, the election must be completed, signed and delivered to the Company by the end of the Fiscal Year preceding the Fiscal Year to which such election is to apply. In the case of a new DSU Participant, the election must be completed, signed and delivered to the Company as soon as possible, and, in any event, no later than 30 days after the director’s appointment, with such election to be effective on the first day of the fiscal quarter of the Company following the date of the Company’s receipt of the election until the final day of such Fiscal Year. For the first year of the Plan, DSU Participants must make such election as soon as possible, and, in any event, no later than 30 days, after adoption of the Plan and the election shall be effective on the first day of the fiscal quarter of the Company following the date of the Company’s receipt of the election until the final day of such Fiscal Year. If no election is made in respect of a particular Fiscal Year, the new or existing DSU Participant will be paid in cash in accordance with the Company’s regular practices of paying such cash compensation.

(2)	In the absence of a designation to the contrary (including delivery of an Election Notice by a DSU Participant requesting that a greater or lesser percentage of his or her Annual Board Retainer be payable in the form of Deferred Share Units relative to the percentage previously elected by such DSU Participant), the DSU Participant’s Election Notice shall remain in effect unless otherwise terminated.

6.4	Termination Right.

(1)	Each DSU Participant is entitled to terminate his or her participation in the Plan by filing with the Chief Financial Officer of the Company, or such other officer of the Company designated by the Board, a notice electing to terminate the receipt of additional Deferred Share Units in the form of Schedule “E” attached hereto (“Termination Notice”). Such Termination Notice shall be effective as of the date received by the Company.

(2)	Thereafter, any portion of such DSU Participant’s Annual Board Retainer payable, and subject to comply with Section 6.3, all subsequent Annual Board Retainers shall be paid in cash in accordance with the Company’s regular practices of paying such cash compensation.

(3)	For greater certainty, to the extent a DSU Participant terminates his or her participation in the Plan, he or she shall not be entitled to become a DSU Participant again until the Fiscal Year following the Fiscal Year in which the Termination Notice becomes effective.

6.5	Calculation.

(1)	The number of Deferred Share Units (including fractional Deferred Share Units) granted at any particular time pursuant to this Plan will be calculated by:

(a)	in the case of an Elected Amount, by dividing (i) the dollar amount of the Elected Amount allocated to the DSU Participant by (ii) the Market Value of a Share on the applicable Award Date; or

(b)	in the case of a grant of Deferred Share Units pursuant to Section 6.1, by dividing (i) the dollar amount of such grant by (ii) the Market Value of a Share on the Date of Grant.

6.6	Vesting.

(1)	All Deferred Share Units recorded in a DSU Participant’s Deferred Share Unit notional account shall vest on the DSU Termination Date, unless otherwise determined by the Board at its sole discretion and in compliance with Section 3.3(5), subject to a determination of the Board made in accordance with Article 7 and Article 8.

(2)	DSU Participants will not have any right to receive any benefit under the Plan in respect of a Deferred Share Unit until the DSU Termination Date.

6.7	Settlement in respect of Deferred Share Units.

In respect of an award of Deferred Share Units granted to a DSU Participant, settlement shall be as soon as practicable following the DSU Termination Date and no later than the DSU Payment Date:

(1)	Subject to Section 6.7(2), the DSU Participant (or where the DSU Participant has died, a dependant or relation of the DSU Participant or the legal representative of the DSU Participant) will deliver to the Company a DSU Settlement Notice, in the DSU Participant’s sole discretion, to elect to settle all Deferred Share Units in such DSU Participant’s notional account for their Cash Equivalent (determined in accordance with Section 6.8(1)), Shares (determined in accordance with Section 6.8(2)) or a combination thereof.

(2)	If such DSU Settlement Notice is not received by the Company within 30 days prior to the DSU Payment Date, settlement shall take the form of the Cash Equivalent determined in accordance with Section 6.8(1), among other provisions of this Plan.

(3)	Settlement of Deferred Share Units shall take place on the DSU Payment Date and in the form set out in the DSU Settlement Notice through:

(a)	in the case of settlement for their Cash Equivalent, a cheque to the Participant, a dependant or relation of the Participant or the Participant’s duly authorized legal representative, as the case may be, representing the Cash Equivalent;

(b)	in the case of settlement for Shares, a share certificate to the Participant, a dependant or relation of the Participant or the Participant’s duly authorized legal representative, as the case may be, representing Shares issued from treasury; or

(c)	in the case of settlement for a combination of Shares and the Cash Equivalent, a combination of (a) and (b) above.

6.8	Determination of Amounts.

(1)	Cash Equivalent of Deferred Share Units. For purposes of determining the Cash Equivalent of Deferred Share Units to be made pursuant to Section 6.7(3)(a) or Section 6.7(3)(c), such calculation will be made on the Market Value on the DSU Termination Date multiplied by the number of vested Deferred Share Units in the Participant’s Deferred Share Unit notional account, net of any Applicable Withholding Taxes, as of the DSU Termination Date.

(2)	Payment in Shares; Issuance of Shares from Treasury. For the purposes of determining the number of Shares from treasury to be issued and delivered to a DSU Participant upon settlement of Deferred Share Units pursuant to Section 6.7(3)(b) or Section 6.7(3)(c), such calculation will be made on the DSU Termination Date, or if the DSU Termination Date is not a Business Day, on the next such Business Day, based on the whole number of Shares equal to the whole number of vested Deferred Share Units then recorded in the Participant’s Deferred Share Unit notional account that are being settled on the DSU Termination Date, net of any Applicable Withholding Taxes. Shares issued from treasury will be issued in consideration for the past services of the DSU Participant to the Company and the entitlement of the DSU Participant under this Plan shall be satisfied in full by such issuance of Shares. As set out in Section 6.9, the Company will, if applicable, also make a cash payment, net of any Applicable Withholding Taxes, to the Participant with respect to the value of any fractional Deferred Share Units standing to the Participant’s credit after the maximum number of whole Shares have been issued by the Company as described above.

6.9	Cash Payment.

If applicable, the Company shall also make a cash payment, net of any Applicable Withholding Taxes, to the DSU Participant with respect to the value of fractional Deferred Share Units standing to the DSU Participant’s credit after the maximum number of whole Shares have been issued by the Company, calculated by multiplying (i) the number of such fractional Deferred Share Units by (ii) the Market Value of such fractional Deferred Share Units on the applicable date.

6.10	Applicable Withholding Taxes.

For greater certainty, unless not required under the ITA or any other applicable law, no cash payment will be made nor will Shares be issued until:

(a)	An amount sufficient to cover the Applicable Withholding Taxes payable on the settlement of such Deferred Share Units has been received by the Company (or withheld by the Company from the Cash Equivalent and/or cash payment noted above if applicable); or

(b)	The DSU Participant undertakes to arrange for such number of Shares to be sold as is necessary to raise an amount equal to Applicable Withholding Taxes, and to cause the proceeds from the sale of such Shares to be delivered to the Company.

6.11	Cancellation of Deferred Share Units.

Upon payment in full of the value of the Deferred Share Units, the Deferred Share Units shall be cancelled and no further payments shall be made from the Plan in relation to such Deferred Share Units.

6.12	Adjustments.

Subject to any required approval by the TSX or regulatory authority, in the case of any merger, amalgamation, arrangement, rights offering, subdivision, consolidation, or reclassification of the Shares or other relevant change in the capitalization of the Company, or stock dividend or distribution (excluding dividends or distributions which may be paid in cash or in Shares at the option of the Shareholder), or exchange of the Shares for other securities or property, the Company shall make appropriate adjustments in the Shares issuable or amounts payable, as the case may be, as determined as appropriate by the Board, to preclude a dilution or enlargement of the benefits hereunder, and any such adjustment (or non-adjustment) by the Company shall be conclusive, final and binding upon the DSU Participants. However, no amount will be paid to, or in respect of, the DSU Participants under the Plan or pursuant to any other arrangement, and no additional Deferred Share Units will be granted to such Participant to compensation for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a DSU Participant for such purpose.

6.13	US Participants.

Notwithstanding any other provision of the Plan to the contrary, if the Deferred Share Units of a DSU Participant are subject to tax under both the income tax laws of Canada and the income tax laws of the United States, the following special rules regarding forfeiture will apply. For greater clarity, these forfeiture provisions are intended to avoid adverse tax consequences under Section 409A of the Code and/or under paragraph 6801(d) of the regulations under the ITA, that may result because of the different requirements as to the time of redemption of Deferred Share Units (and thus the time of taxation) with respect to a DSU Participant’s Separation From Service (under U.S. tax law) and the DSU Participant’s DSU Termination Date (under Canadian tax law). The intended consequence of this Section 6.13 of the Plan is that payments to US Participants in respect of Deferred Share Units will only occur if such US Participant experiences both a Separation From Service and a DSU Termination Date. If a US Participant does not experience both a Separation From Service and a DSU Termination Date, including in the circumstances enumerated below, such Deferred Share Units shall instead be immediately and irrevocably forfeited:

(a)	a US Participant experiences a Separation From Service as a result of a permanent decrease in the level of services such US Participant provides to the Company or a related entity that is considered the same service recipient under Section 409A of the Code to less than 20% of his or her past service, but such US Participant continues to provide some level of service to the Company or a Related Entity;

(b)	a US Participant experiences a Separation From Service as a result of ceasing to be a member of the Board, but such US Participant continues providing services as an employee of the Company or Related Entity; or

(c)	a US Participant, for any reason, experiences a DSU Termination Date, but continues to provide services as an independent contractor such that he or she has not experienced a Separation From Service.

Article 7
ASSUMPTION OR SUBSTITUTION OF UNITS

7.1	Substitution.

(1)	In the event of a Substitution Event, any surviving or acquiring company must, unless Article 8 applies:

(a)	Assume any Unit outstanding under the Plan on substantially the same economic terms and conditions as the Plan; or

(b)	Substitute or replace restricted share units and deferred share units, as applicable (including an award to acquire the same consideration paid to the securityholders of the Company in the transaction effecting the Substitution Event) for those Restricted Share Units and Deferred Share Units outstanding under the Plan on substantially the same economic terms and conditions as the Plan.

(2)	In the event any surviving or acquiring company neglects or refuses (as determined by the Board, acting reasonably) to assume any Units or to substitute or replace similar restricted share units and deferred share units, as applicable, for those outstanding Restricted Share Units and Deferred Share Units under the Plan in connection with a Substitution Event, then with respect to any Units held by Participants, the vesting of such Units will automatically and without further action by the Board or the Company be immediately accelerated so that such Units will be fully vested.

(3)	Notwithstanding any other provision of this Plan, in the event of a potential Substitution Event, the Board may, in its discretion: (i) terminate, conditionally or otherwise and on such terms as it sees fit, the Restricted Share Units not settled following successful completion of such Substitution Event; and (ii) accelerate, conditionally or otherwise and on such terms as it sees fit, the vesting of Units or, subject to Section 3.3(5), otherwise modify the terms of the Units to assist the Participants to obtain the advantage of holding Shares during the Substitution Event. If the Substitution Event referred to in this Article 7 is not completed during the time specified therein (as the same may be extended), the Units which vested pursuant to this Article 7 will be reinstated as unvested Units and the original terms applicable to such Units will apply. If any of the Units that vested pursuant to this Article 7 were settled, the applicable Shares or the Cash Equivalent must be returned to the Company and any Shares shall be cancelled. The determination of the Board in respect of any such Substitution Event will for the purposes of this Plan be final, conclusive and binding.

Article 8
TAKE-OVER BIDS

8.1	Take-over Bids.

(1)	In the event of a “potential change of control following a take-over bid” (as defined herein), the Board may, in its discretion, conditionally or otherwise and on such terms as it sees fit, accelerate the vesting of all of a Participant’s unvested Units to a date prior to the expiry date of such take-over bid or offer, such that all of a Participant’s Units will immediately vest at such time and the RSU Vesting Date or the DSU Termination Date, as applicable, in connection with such Units will be adjusted accordingly. In such event, all Restricted Share Units so vested may be settled conditionally or otherwise, from such date until their respective expiry date so as to permit the Participant to tender the Shares received upon such settlement pursuant to the take-over bid or offer. For purposes of this Article 8, a “potential change of control following a take-over bid” will be deemed to occur upon a formal take-over bid or tender offer for Shares being made as a result of which the offeror and its Affiliates or Associates, and each company, trust, partnership or other entity under common control with any of them would, if successful, beneficially own, directly or indirectly, fifty percent (50%) or more of the Shares then outstanding.

(2)	Notwithstanding any other provisions of this Plan, in the event of a potential change of control following a take-over bid, the Board will have the power, if determined appropriate (i) to terminate, conditionally or otherwise and on such terms as it sees fit, the Restricted Share Units not settled following successful completion of such event, and/or (ii) subject to Section 3.3(5), to modify the terms of the Units, conditionally or otherwise and on such terms as it sees fit, in order to assist the Participants to tender their securities into the take-over bid. For greater certainty, in the event that the acquiring entity acquires one hundred percent (100%) of the outstanding Shares following the take-over bid, the Board will have the power, if determined appropriate, to terminate the Restricted Share Units not settled upon the expiry of the time period for tendering Shares to the acquiring entity for purchase.

(3)	If the take-over bid referred to in this Article 8 is not completed within the time specified therein (as the same may be extended), the Units that vested pursuant to this Article 8 (if any) will be reinstated as unvested Units and the original terms applicable to such Units will apply. If any of the Units that vested pursuant to this Article 8 (if any) were settled the applicable Shares or the Cash Equivalent must be returned to the Company, and any Shares shall be cancelled. The determination of the Board with respect to any such event will for the purposes of this Plan be final, conclusive and binding.

Article 9
ASSIGNMENT

9.1	Successors and Assigns.

In no event may the rights or interests of a Participant under the Plan be assigned, encumbered, pledged, transferred or alienated in any way, except to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or by the laws of succession and distribution.

9.2	Rights and Obligations.

Rights and obligations under the Plan may be assigned by the Company to a successor in the business of the Company.

Article 10
GENERAL PROVISIONS

10.1	Non-Exclusivity.

Nothing contained herein will prevent the Board from adopting other additional compensation arrangements for the benefit of Eligible Persons, subject to any required regulatory or Shareholder approval.

10.2	No Right to Continued Employment or Consultancy.

Nothing contained herein shall (i) be construed as conferring upon any Participant the right to continued employment or consultancy, (ii) affect in any way the right of the Company or Shareholders to terminate such employment or consultancy, or (iii) affect in any way the rights of any party contained in any agreement governing a Participant’s service as an employee or consultant or other agreement governing the Participant’s services to the Company.

10.3	No Right to Continued Board Membership.

Nothing contained herein shall (i) be construed as conferring upon any Participant the right to continue as a member of the Board, (ii) affect in any way the right of the Company or Shareholders to terminate such membership, or (iii) affect in any way the rights of any party contained in any agreement governing a Participant’s service as a member of the Board or other agreement governing the Participant’s non-employee services to the Company.

10.4	Reorganization of the Company.

The existence of any Units shall not affect in any way the right or power of the Company or its Shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company or to create or issue any bonds, debentures, Shares or other securities of the Company or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

10.5	Notice

Any notice required to be given by this Plan shall be in writing and shall be given by registered mail, postage prepaid, or delivered by courier or by facsimile transmission addressed, if to the Company, to the head office of the Company, Attention: Chief Financial Officer; or, if to a Participant, to such Participant at his or her address as it appears on the books of the Company or in the event of the address of any such Participant not so appearing, then to the last known address of such Participant; or, if to any other person, to the last known address of such person.

10.6	Compliance with Legislation

The administration of the Plan shall be subject to and performed in conformity with all applicable laws, regulations, orders of governmental or regulatory authorities and the requirements of any stock exchange on which the Shares are listed. Each Participant shall comply with all such laws, regulations, rules, orders and requirements, and shall furnish the Company with any and all information and undertakings, as may be required to ensure compliance therewith.

CONFIRMED as approved by the Board effective May 20, 2020.

ADDENDUM A TO PROFOUND MEDICAL CORP.
LONG TERM INCENTIVE PLAN

U.S. TAXPAYERS

The terms and conditions of this addendum (this “Addendum”) shall apply to Units granted to Participants subject to taxation in the United States (“US Participants”). The terms and conditions provided in this Addendum shall supersede the terms of the Plan in the event of any inconsistency.

1.	Definitions.

All capitalized terms used in this Addendum and not otherwise defined shall have the meanings set forth in the Plan; provided, however, that if a term is defined both in the Plan and in this Addendum, the definition in this Addendum shall control.

(a)	“Change of Control Event” shall have the meaning set forth in the Plan, except that no event shall constitute a “Change of Control Event” unless it satisfies the requirements of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v), (vi) or (vii).

(b)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(c)	“DSU Payment Date” means, with respect to a Deferred Share Unit granted to a US Participant, a date selected by the Company that is within 70 days after the DSU Termination Date.

(d)	“DSU Termination Date” means the date on which a DSU Participant incurs a Separation From Service, regardless of the reason for such Separation From Service.

(e)	“Eligible Person” means any director, officer, employee or Consultant of the Company or any Subsidiary, as designated by the Board in a resolution.

(f)	An “RSU Settlement Notice” shall not apply to US Participants.

(g)	“RSU Termination Date” means the date on which a US Participant incurs a Separation From Service, regardless of the reason for such separation from service. For the avoidance of doubt, no period of notice or pay in lieu of notice that is given or that ought to have been given under applicable law in respect of a termination of employment or service that follows or is in respect of a period after the RSU Participant’s last day of actual and active employment or service shall be considered as extending the RSU Participant’s period of employment or service for the purposes of determining his or her entitlement under the Plan or this Addendum.

(h)	“Separation From Service” means a “separation from service” (within the meaning of Code Section 409A) from the Company and its Subsidiaries.

(i)	“Subsidiary” means, with respect to the Company, any corporation, partnership, association or other business entity of which fifty percent (50%) or more of the total voting power or value of the equity securities is at the time owned or controlled, directly or indirectly, by the Company or one or more of the Subsidiaries of the Company or a combination thereof.

Addendum A-1

2.	Administration

(a)	Notwithstanding anything contained in the Plan to the contrary, including without limitation, Article 3 of the Plan, neither the Board, the Company nor any Subsidiary may exercise any discretionary authority to accelerate the timing of the settlement of any Units that are treated as “non-qualified deferred compensation” under Code Section 409A.

(b)	In the event that a US Participant’s Units are set to Expire during a black-out period, such expiry date shall be automatically extended for ten (10) Business Days after the expiry of the black-out period following the date the relevant black-out period is lifted, terminated or removed, in accordance with Sections 3.3(4) and 3.3(5) of the Plan; provided, however, that in no event shall such extension result in the settlement of the Units beyond the latest date permitted by Code Section 409A.

3.	Restricted Share Units

(a)	Unless a different settlement date is specified in a Grant Agreement, any vested Restricted Share Units shall be settled as set forth in Section 5.1(2) of the Plan within 70 days after the date on which such Restricted Share Unit became vested (the specific date of settlement shall be determined by the Company). The date on which a Restricted Share Unit is settled is referred to as the “Settlement Date.”

4.	Deferred Share Units

(a)	An Election Notice shall be irrevocable when made. Once an Election Notice is provided, a US Participant may not increase or decrease the Elected Amount, nor may a US Participant cancel such Election Notice. Instead, changes to such election shall not become effective until the first day of the calendar year following the calendar year to which such Election Notice relates.

(b)	A Termination Notice shall not be effective until the first day of the calendar year following the calendar year in which it is provided to the Company.

(c)	DSUs shall be settled within 70 days after the DSU Termination Date (the specific date of settlement shall be determined by the Company).

5.	Substitution Events; Takeover Bids

(a)	Neither Article 7 nor Article 8 shall apply to US Participants.

(b)	In the event of a Substitution Event that constitutes a Change of Control Event, (i) all outstanding Units that are treated as non-qualified deferred compensation under Code Section 409A shall become fully vested (at 100% of target to the extent that any Performance Criteria are applicable to the Units) and shall be settled within 5 days after the occurrence thereof in the same form (and proportions) of consideration as received by the Shareholders and (ii) with respect to Units that are not treated as non-qualified deferred compensation under Code Section 409A, the Board may decide to (1) accelerate the vesting and settlement of such Units, (2) cause the acquiring or surviving company or a parent to assume such Units or issue replacement awards on substantially the same terms and having substantially the same economic value (as determined by the Board) or (3) take such other action with respect to such Units as the Board determines to be appropriate, provided that such action complies with Code Section 409A.

Addendum A-2

(c)	In the event of a Substitution Event that does not constitute a Change of Control Event, (i) the Board may determine to vest, in whole or in part, outstanding Units that are treated as non-qualified deferred compensation under Code Section 409A, but the Board may not accelerate the settlement date of any such Units (nor may the acceleration of the vesting of any such Units result in the acceleration of the settlement date of such Units) and (ii) with respect to Units that are not treated as non-qualified deferred compensation under Code Section 409A, the Board may decide to (1) accelerate the vesting and settlement of such Units, (2) cause the acquiring or surviving company or a parent to assume such Units or issue replacement awards on substantially the same terms and having substantially the same economic value (as determined by the Board) or (3) take such other action with respect to such Units as the Board determines to be appropriate, provided that such action complies with Code Section 409A. In addition, upon the occurrence of an event described in this Section 5(c), the Board may take the action described in clause (ii)(2) of the preceding sentence with respect to Units that are treated as non-qualified deferred compensation under Code Section 409A to the extent permitted by Code Section 409A.

6.	Code Section 409A

(a)	The Plan and all Units are intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and shall be interpreted in a manner consistent therewith. Notwithstanding anything contained herein to the contrary, in the event any Unit is subject to Code Section 409A, the Board may, in its sole discretion and without a US Participant’s prior consent, amend the Plan and/or Unit, adopt policies and procedures, or take any other actions as deemed appropriate by the Board to (i) exempt the Plan and/or any Unit from the application of Code Section 409A, (ii) preserve the intended tax treatment of any such Unit or (iii) comply with the requirements of Code Section 409A. In the event that a US Participant is a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for under the Plan would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after such US Participant’s Separation From Service (within the meaning of Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such US Participant’s Separation From Service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the US Participant in a lump-sum, without interest, on the earlier of (i) the first business day of the seventh month following the month in which such US Participant’s Separation From Service occurs or (ii) the tenth business day following such US Participant’s death. A US Participant’s right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A. Notwithstanding anything contained in the Plan or in a Grant Agreement to the contrary, neither the Company, any member of the Board nor any Affiliate or Subsidiary shall have any liability or obligation to any US Participant or any other person for taxes, interest, penalties or fines (including without limitation any of the foregoing resulting from the failure of any Unit granted hereunder to comply with, or be exempt from, Code Section 409A). Any Unit that is to be settled or paid upon a termination of employment or service and that constitutes “non-qualified deferred compensation” under Code Section 409A shall not be paid or settled unless such termination of employment or service constitutes a Separation From Service.

* * * * *

Addendum A-3

Schedule “A”
Profound Medical Corp. Restricted Share Unit Grant Agreement

Restricted Share Unit Grant Agreement dated __________________, 20_____ between PROFOUND MEDICAL CORP., a Company existing under the laws of Ontario (the “Company”) and ___________________________, an individual residing in ______________________ (the “Participant”).

WHEREAS the Company has adopted a Long Term Incentive Plan (the “Plan”, as it may be amended from time to time), which Plan provides for the granting of Restricted Share Units to RSU Participants (as defined in the Plan) entitling RSU Participants to receive on settlement of vested Restricted Share Units, a Cash Equivalent (as defined in the Plan), Shares in the capital of the Company or a combination thereof as determined by the Company;

AND WHEREAS the Company desires to continue to receive the benefit of the services of the Participant and to more fully align his or her interest with the Company’s future success;

AND WHEREAS the board of directors of the Company (the “Board”) approved the granting of a Restricted Share Unit to the Participant, upon the terms and conditions hereinafter provided;

AND WHEREAS the Company desires to grant to the Participant a Restricted Share Unit upon the terms and conditions hereinafter provided;

AND WHEREAS capitalized terms used and not otherwise defined in this Grant Agreement shall have the meanings set forth in Addendum A to the Plan (the “Addendum”);

NOW THEREFORE in consideration of the foregoing and the mutual agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	Restricted Share Units. The Company hereby grants to the Participant, as of ________________, 20___, subject to the terms and conditions hereinafter set forth, Restricted Share Units (the “Restricted Share Units”), vesting in accordance with the terms of this Agreement and in accordance with the Plan.

2.	Vesting of the Restricted Share Units. Subject to the vesting restrictions in Section 3 below (if any) the Restricted Share Units shall vest according to the following table:

Date	% of Restricted Share Units Vested

•	1/3, for a total of 1/3 vested

•	1/3 additional, for a total of 2/3 vested

•	1/3 additional, for a total of 100% vested

3.	Performance Criteria. Vesting of Restricted Share Units under Section 2 above is subject to the Company meeting the performance criteria set by the Board.

4.	Subject to Plan. This Restricted Share Units shall be subject in all respects to the provisions of the Plan and the Addendum, the terms and conditions of which are hereby expressly incorporated by reference, as same may be amended from time to time in accordance therewith. A copy of the Plan and the Addendum shall be provided to the Participant upon his or her reasonable request from time to time.

A-1

5.	Shareholder Rights. A Participant shall have no rights whatsoever as a shareholder in respect of any of the Restricted Share Units.

6.	Transfer of Restricted Share Unit. The Restricted Share Units granted pursuant to this Agreement shall not be assignable or transferable by the Participant, except in accordance with the Plan.

7.	Notice. Any notice required or permitted to be given hereunder shall be given in accordance with, and subject to, the provisions of the Plan.

8.	Governing Law. This Agreement and the Restricted Share Units shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

9.	French Language. The parties agree that this Agreement as well as all documents relating thereto be drawn up in the English language only. Les parties seront censes avoir requis que cette contrat de même que tous les documents s’y rattachant soient rédiges en anglais seulement.

A-2

IN WITNESS WHEREOF the parties have caused this Restricted Share Unit agreement to be executed as of the date hereof.

PROFOUND MEDICAL CORP.

Per:
Authorized Signing Officer

Name of Participant

Signature of Participant

Address

A-3

Schedule “B”1

Profound Medical Corp. RSU Settlement Notice

I, _________________________, in respect of the ___________________________(print name) Restricted Share Units that were granted to me on _______________________ by Profound Medical Corp. (the “Company”) pursuant to the Company’s Long Term Incentive Plan (the “Plan”), hereby elect to settle ________________ Restricted Share Units (including for any fractional Restricted Share Units). Capitalized terms used but not defined herein have the meaning given to them in the Plan.

If the Company elects to settle my Restricted Share Units by paying me the Cash Equivalent for my Restricted Share Units, I acknowledge that the Company will deduct Applicable Withholding Taxes in accordance with the Plan.

If the Company elects to settle my Restricted Share Units by issuing me Shares, I understand that the Company may provide me with additional instructions to:

•	tender cash, a certified cheque, a bank draft or money for full payment for all Applicable Withholding Taxes; or

•	require me to undertake to direct that a number of Shares be sold, and the proceeds of such Shares be delivered to the Company, for full payment for all Applicable Withholding Taxes.

Date:
Participant’s Signature

(Print name)

1 Not applicable to US Participants.

B-1

Schedule “C”
Profound Medical Corp. (the “Company”) DSU Election Notice

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in Addendum A to the Plan (the “Addendum”).

Pursuant to the Long Term Incentive Plan (the “Plan”), I hereby elect to receive ______% of my Annual Board Retainer in the form of Deferred Share Units in lieu of cash.

I confirm that:

(a)	I have received and reviewed a copy of the terms of the Plan and the Addendum, and have reviewed, considered and agreed to be bound by the terms of this Election Notice and the Plan and the Addendum.

(b)	I have requested and am satisfied that the Plan and the foregoing be drawn up in the English language. Le soussigné reconnaît qu’il a exigé que le Régime et ce qui précède soient rédigés et exécutés en anglais et s’en déclare satisfait.

(c)	I recognize that when Deferred Share Units are settled in accordance with the terms of the Addendum, income tax and other withholdings as required will arise at that time. Upon settlement of the Deferred Share Units, the Company will make or arrange with me to make all appropriate withholdings as required by law at that time.

(d)	The value of Deferred Share Units is based on the value of the Common Shares of the Company and therefore is not guaranteed.

The foregoing is only a brief outline of certain key provisions of the Plan and the Addendum. For more complete information, reference should be made to the Plan and the Addendum.

Date:
Participant’s Signature

(Print name)

C-1

Schedule “D”
Profound Medical Corp. Deferred Share Unit Grant Agreement

Name:	Award Date:

Profound Medical Corp. (the “Company”) has adopted a Long Term Incentive Plan (the “Plan”). Your award is governed in all respects by the terms of the Plan and Addendum A to the Plan (the “Addendum”), and the provisions of the Plan and the Addendum are hereby incorporated by reference. Capitalized terms used and not otherwise defined in this Grant Agreement shall have the meanings set forth in the Addendum. If there is a conflict between the terms of this Grant Agreement and the Plan or the Addendum, the terms of the Plan or the Addendum, as applicable, shall govern.

Your Award	The Company hereby grants to you
Deferred Share Units.

PLEASE SIGN AND RETURN A COPY OF THIS GRANT AGREEMENT TO THE COMPANY.

By your signature below, you acknowledge that you have received a copy of the Plan and the Addendum, and have reviewed, considered and agreed to the terms of this Grant Agreement and the Plan and the Addendum.

Date:
Signature on Behalf of the Company

Name

Title

D-1

Schedule “E”
Profound Medical Corp.
Election to Terminate Receipt of Additional Deferred Share Units

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in Addendum A to the Plan (the “Addendum”).

Notwithstanding my previous election on the DSU Election Notice dated ______________________, I hereby elect to terminate my participation in the Plan effective as of the first day of the calendar year following the date this Termination Notice is received by Profound Medical Corp.

I understand that the Deferred Share Units already granted under the Plan cannot be settled until the DSU Termination Date.

I confirm that I have received and reviewed a copy of the terms of the Plan and the Addendum, and agree to continue to be bound by the Plan and the Addendum.

Date:
Participant’s Signature

(Print name)

E-1

Schedule “F”
Profound Medical Corp. (the “Company”)
DSU Settlement Notice

I,	, in respect of the (print name)

Deferred Share Units that were granted to me on ______________________ by the Company pursuant to the Company’s Long Term Incentive Plan (the “Plan”), hereby elect upon settlement of the Deferred Share Units (including for any fractional Deferred Share Units) to receive (check one):

☐	(i)	the Cash Equivalent, calculated in accordance with Section 6.8(1) of the Plan;

☐	(ii)	Shares, calculated in accordance with Section 6.8(2) of the Plan; or

☐	(iii)	the Cash Equivalent for ____________ Deferred Share Units and Shares for _______________ Deferred Share Units.

If I elect to receive the Cash Equivalent or a portion of my Deferred Share Units as a Cash Equivalent, I acknowledge that the Company will deduct Applicable Withholding Taxes in accordance with the Plan.

If I elect to receive only Shares, I (check one):

☐	(i)	enclose cash, a certified cheque, bank draft or money order payable to the Company in the amount of $_______________ as full payment for the Applicable Withholding Taxes;

☐	(ii)	undertake to direct that such number of Shares are to be sold, and the proceeds of such Shares delivered to the Company, as is necessary to put the Company in funds equal to the amount that would have otherwise been required in (i) above; or

☐	(iii)	elect to settle for cash such number of Deferred Share Units as is necessary to raise funds sufficient to cover such withholding taxes with such amount being withheld by the Company.

Date:
Participant’s Signature

(Print name)

F-1